UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 14, 2018

KINDER MORGAN CANADA LIMITED

(Exact name of registrant as specified in its charter)

Alberta, Canada (State or other jurisdiction of incorporation)	000-55864 (Commission File Number)	N/A (I.R.S. Employer Identification No.)

Suite 2700, 300 — 5th Avenue S.W.

Calgary, Alberta T2P 5J2

(Address of principal executive offices, including zip code)

(403) 514-6780

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging Growth Company        ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☒

Item 8.01                                           Other Events.

On June 14, 2018, pursuant to the Share and Unit Purchase Agreement dated May 29, 2018 (the “Purchase Agreement”) disclosed on Kinder Morgan Canada Limited’s (the “Company”) Current Report on Form 8-K filed with the Securities and Exchange Commission on June 1, 2018, an affiliate of the Company, Trans Mountain Pipeline L.P. (the “Borrower”), entered into new, non-revolving, unsecured construction credit facilities (the “Credit Facilities”) pursuant to a credit agreement (the “Credit Agreement”) among the Borrower, Royal Bank of Canada (“RBC”), as administrative agent (“Agent”), and The Toronto-Dominion Bank (together with RBC, the “Lenders”) in an aggregate principal amount of up to C$1 billion to facilitate the resumption of the Trans Mountain Expansion Project (“TMEP”) planning and construction work until closing of the transactions contemplated by the Purchase Agreement (the “Transactions”).  The Credit Agreement provides for a maturity date on the earliest to occur of completion of the Transactions or another disposition of the Company’s interest in the entities or material assets that are subject to the Transactions; termination of the Purchase Agreement; assignment by the Company of its rights and obligations under the Purchase Agreement; or December 31, 2018.

The payment obligations of the Borrower to the Agent and the Lenders under the Credit Agreement are guaranteed by Her Majesty in right of Canada (“Guarantor”) pursuant to an unconditional and irrevocable guarantee (“Guarantee”).

The Credit Facilities are non-recourse to the Borrower, its subsidiaries or affiliates, or any of their respective property, assets and undertakings; the Agent and the Lenders’ sole recourse is to the Guarantor under the Guarantee.

In connection with the Credit Agreement and the Guarantee, the Borrower and Kinder Morgan Cochin ULC (“KMCU”) entered into an indemnity agreement (the “Indemnity Agreement”) in favor of the Guarantor obligating the Borrower to reimburse and indemnify the Guarantor for amounts paid under and pursuant to the Guarantee in certain limited circumstances, namely: (i) a willful breach of KMCU’s obligations under the Purchase Agreement resulting in the termination of the transactions contemplated thereby; (ii) if the transactions contemplated by the Purchase Agreement do not close and (a) within six years of the date of execution and delivery of the Purchase Agreement, Kinder Morgan, Inc. (holder of 100% of the Company’s outstanding Special Voting Shares and approximately 70% of the total outstanding Company Voting Shares), one or more of its affiliates or any person who directly or indirectly purchases the Trans Mountain Pipeline System in a negotiated, arm’s length transaction completes and brings into service the TMEP, or (b) the Company or KMCU consummates a transaction involving a superior proposal in accordance with the Purchase Agreement; or (iii) any person who consummates a transaction pursuant to a superior proposal or otherwise directly or indirectly purchases the Trans Mountain Pipeline System in a negotiated, arm’s length transaction, completes and brings into service the TMEP.  In addition, the Indemnity Agreement includes, for the benefit of the Guarantor, limited rights to indemnification in the event of inaccuracies in certain representations, or the failure of KMCU to perform certain covenants, under the Purchase Agreement.  Except for the indemnities referred to in this paragraph and certain other limited exceptions, the Guarantor has no recourse to the Borrower or KMCU under the Indemnity Agreement.

As security for the Borrower’s and KMCU’s limited recourse obligations under the Indemnity Agreement, the Borrower and its subsidiaries granted second ranking security in favor of the Guarantor against their respective assets, and KMCU granted a limited recourse pledge of its equity in the Borrower and the general partner thereof.

S I G N A T U R E

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KINDER MORGAN CANADA LIMITED

Dated: June 15, 2018	By:	/s/ Dax Sanders

Dax Sanders Chief Financial Officer